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                                                                      Exhibit 10

                              BELL, BOYD & LLOYD
                          Three First National Plaza
                      70 West Madison Street, Suite 3300
                         Chicago, Illinois 60602-4207

                                 312 372 1121
                               Fax: 312 372 2098



                                 March 3, 1997


Papp America-Pacific Rim Fund, Inc.
4400 North 32nd Street
Suite 280
Phoenix, Arizona 85018

Ladies and Gentlemen:

     We have acted as counsel for Papp America-Pacific Rim Fund, Inc., a Maryland corporation (the "Fund"), in connection with the registration under the Securities Act of 1933 (the "Act") of an indefinite number of shares of its capital stock, $0.01 par value per share (the "shares"), pursuant to the Fund's registration statement, no. 333-19235 on Form N-1A (the "registration statement"). In this connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the articles of incorporation and bylaws of the Fund, resolutions of the board of directors authorizing the issuance of the shares, and the registration statement.

     Based upon the foregoing examination, we are of the opinion that:

     1. The Fund is a corporation duly organized and legally existing in good standing under the laws of Maryland.

     2. Upon the issuance and delivery of the shares in accordance with the articles of incorporation of the Fund and the resolutions of the board of directors authorizing the issuance of its shares and the receipt by the Fund of a purchase price of not less than the net asset value or the par value per share, the shares will be legally issued and outstanding, fully paid and nonassessable.


     In giving this opinion, we have relied upon the opinion of Piper & Marbury, L.L.P. to us dated February 28, 1997, and have made no independent inquiry with respect to any matter covered by such opinion. Further, we have assumed that the number of shares issued by the Fund at any time will not exceed the total number of shares authorized to be issued by the Fund's articles of incorporation.

     We consent to the filing of this opinion as an exhibit to the registration statement. In giving this consent we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.


                                       Very truly yours,

                                       /s/ Bell, Boyd & Lloyd